Exhibit 23.3

Consent of Milliman, Inc.

We consent to the reference to our firm under the caption “Experts” and the use of a description of our report titled “ING Hedge Program Review” in the Registration Statement (Form S-1) and related Preliminary Prospectus of ING U.S., Inc. for the registration of shares of its common stock.

Milliman, Inc.

By:	/s/ Bruce Winterhof
Name:	Bruce Winterhof
Title:	Consulting Actuary

Seattle, WA

November 8, 2012